EXHIBIT 99.1

SMTC Appoints Jim Currie as Interim Chief Financial Officer

TORONTO, April 16, 2014 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX) ("SMTC"), a global electronics manufacturing services provider, today announced the appointment of Jim Currie as its Interim Chief Financial Officer effective April 16, 2014. With this appointment, Clarke H. Bailey will continue to serve as a Director and Chairman of the Board.

Mr. Currie has provided services as a financial executive to a number of public and private companies. Most recently, Mr. Currie was with Kapsch Trafficcom IVHS Inc. where he was employed from 2009 to 2012 as Vice President Finance and Chief Financial Officer. He was responsible for financial management of that company's high technology research and development and manufacturing with sales in excess of $75 million. Previously, he was employed with the AB Sciex LP and MDS Analytical Technologies divisions of MDS Inc. from 2001 until its acquisition by Danaher Corporation in 2009. He was Vice President Finance and responsible for financial management of that company's global high technology research and development and manufacturing of medical equipment with sales in excess of $600 million. Mr. Currie has led various financial initiatives including significant mergers and acquisitions as well as developing strategic business proposals resulting in substantial cost savings.

"We are pleased to welcome Jim to SMTC and are confident that with his extensive experience he will continue to lead and deliver on the successes we have had over the past year. We look forward to Jim's assistance in the refinement of our controls and processes and in the leadership of our financial staff," stated CEO and President Sushil Dhiman.

"With Jim joining SMTC as Interim CFO, Clarke will continue to serve on the Board as the Chairman and a Director. On behalf of the Board and shareholders I would like to thank Clarke for his support and guidance this past year. Clarke played a vital role in efforts to drive down working capital, developed action plans on key issues in addition to improving our relationship with the bank," stated CEO and President Sushil Dhiman.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Mexico, and China, with more than 1,800 employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC was recognized in 2012 by Frost & Sullivan with the Global EMS Award for Product Quality Leadership and 2013 with the North American Growth Leadership Award in the EMS industry, as one of the fastest growth companies in 2012.

SMTC is a public company incorporated in Delaware with its shares traded on the NASDAQ National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

The SMTC Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9800

CONTACT: Investor Relations Information:
         Sushil Dhiman
         President and Chief Executive Officer
         Telephone: (905) 413.1190
         Email: investorrelations@smtc.com

         Public Relations Information:
         Tom Reilly
         Director of Marketing
         Telephone: (905) 413.1188
         Email: publicrelations@smtc.com